Exhibit 4.3

TERM LOAN CREDIT AGREEMENT

DATED AS OF

JULY 23, 2025

AMONG

VIPER ENERGY, INC.,

AS PARENT GUARANTOR,

VIPER ENERGY PARTNERS LLC,

AS BORROWER,

GOLDMAN SACHS BANK USA,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

GOLDMAN SACHS BANK USA,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC

AND

TRUIST SECURITIES, INC.,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

WELLS FARGO BANK, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION

AND

TRUIST BANK,

AS CO-SYNDICATION AGENTS

BANK OF AMERICA, N.A., SCOTIA FINANCING (USA) LLC, HOUSTON BRANCH, BARCLAYS BANK PLC, CAPITAL ONE, NATIONAL ASSOCIATION, CITIBANK, N.A., MIZUHO BANK, LTD., MORGAN STANLEY SENIOR FUNDING, INC., ROYAL BANK OF CANADA, THE TORONTO-DOMINION BANK, NEW YORK BRANCH, AND U.S. BANK NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS

ANNEXES AND EXHIBITS

Annex I	Commitments

Exhibit A	Form of Note

Exhibit B	Form of Loan Notice

Exhibit C	[Reserved]

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Assignment and Assumption

Exhibit F-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; non-partnerships)

Exhibit F-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)

Exhibit F-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)

Exhibit F-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

Schedule 12.01	Administrative Agent’s Office; Certain Addresses for Notices

THIS TERM LOAN CREDIT AGREEMENT dated as of July 23, 2025 is among: Viper Energy, Inc., a Delaware corporation, as parent guarantor (the “VEI”); Viper Energy Partners LLC, a Delaware limited liability company, as borrower (the “Borrower”); each of the Lenders from time to time party hereto; and Goldman Sachs Bank USA, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. VEI intends to consummate the direct or indirect acquisition of all of the outstanding common stock of Sitio Royalties Corp., a Delaware corporation (“Sitio”), pursuant to the Agreement and Plan of Merger, dated as of June 2, 2025 (the “Sitio Signing Date”) (such acquisition, the “Sitio Acquisition” and such Agreement and Plan of Merger, as amended, waived, supplemented or otherwise modified from time to time, the “Sitio Acquisition Agreement”), among VEI, the Borrower, Sitio, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership, New Cobra Pubco, Inc., a Delaware corporation, Cobra Merger Sub, Inc., a Delaware corporation, and Scorpion Merger Sub, Inc., a Delaware corporation, for the equity consideration set forth in the Sitio Acquisition Agreement.

B. In connection with the Sitio Acquisition, the Borrower intends to (i) obtain a $500,000,000 senior unsecured delayed draw term loan facility on the terms set forth in this Agreement, (ii) redeem Sitio’s 7.875% senior notes due 2028 (such redemption, the “Sitio Notes Redemption”), (iii) repay all principal, interest and fees outstanding under Sitio’s Third Amended and Restated Credit Agreement, dated as of February 3, 2023 (as amended or otherwise modified from time to time) and terminate the commitments thereunder (collectively, the “Sitio Credit Agreement Refinancing”) and (iv) pay the fees, costs and expenses incurred in connection with the foregoing and the Sitio Acquisition. Upon consummation of the Sitio Acquisition, each of VEI and Sitio will be wholly-owned subsidiaries of New Holdco (as defined below). The foregoing transactions (including the “Mergers”, as defined in the Sitio Acquisition Agreement) are referred to herein collectively as the “Sitio Acquisition Transactions”.

C. In connection with clause (i) of the preceding paragraph, the Borrower has requested the Lenders to extend credit of $500,000,000 in the form of Commitments under which the Borrower may obtain Loans in dollars. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

D. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Term SOFR” means:

(a) for any Interest Period with respect to a SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Adjusted Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Adjusted Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment;

provided that, in the case of clauses (a) and (b), if such rate shall be less than zero, then Adjusted Term SOFR shall be deemed to be zero.

“Administrative Agent” has the meaning assigned to such term in the Preamble to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 12.03(g).

“Agents” means, collectively, the Administrative Agent, the Documentation Agents and the Syndication Agents; and “Agent” shall mean either the Administrative Agent, a Documentation Agent or a Syndication Agent, as the context requires.

“Agreement” means this Term Loan Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) Adjusted Term SOFR plus 1% and (d) 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain a quotation in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations of a jurisdiction applicable to the Parent Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules of a jurisdiction applicable to the Parent Guarantor or its Subsidiaries related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, for any day, with respect to any ABR Loan or SOFR Loan, as the case may be, based upon the ratings by the Rating Agencies applicable on such date to the Index Debt, a per annum rate equal to:

	Ratings Grid
	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Index Debt Rating (S&P/Moody’s/Fitch)	≥BBB+/ Baa1/BBB+	BBB/ Baa2/BBB	BBB-/ Baa3/BBB-	BB+/ Ba1/BB+	≤BB/ Ba2/BB
ABR Loans	0.250%	0.375%	0.625%	0.875%	1.125%
SOFR Loans	1.250%	1.375%	1.625%	1.875%	2.125%

For purposes of the foregoing, (a) if only one rating is determined, the Pricing Level corresponding to that rating shall apply; (b) if there are only two ratings, then (i) if there is a one Pricing Level difference between the two ratings, then the Pricing Level corresponding to the higher rating shall be used (with the rating for Pricing Level I being the highest and the rating for Pricing Level V being the lowest), and (ii) if there is a greater than one Pricing Level difference between the ratings, then the Pricing Level that is one Pricing Level below the higher rating will be used; (c) if there are three ratings, then (i) if all three ratings correspond to the same Pricing Level, that Pricing Level shall apply, (ii) if all three are at different Pricing Levels, the middle Pricing Level shall apply and (iii) if two ratings correspond to the same Pricing Level and the third is different, the Pricing Level corresponding to the two same Pricing Levels shall apply; (d) subject to the last paragraph of this definition, if none of the Rating Agencies shall have in effect a rating (other than by reason of the circumstances referred to in the next succeeding paragraph of this definition), then the Pricing Level shall be deemed to be Pricing Level V; and (e) if the ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If all of the Rating Agencies shall at any time fail to have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the immediately preceding paragraph of this definition), the Borrower may seek and obtain a rating of the Term Loan Facility from one or more of the Rating Agencies, and on and after the date on which such rating of the Term Loan Facility is obtained until such time (if any) that a rating for the Index Debt becomes effective again, the Applicable Margin shall be based on such rating or ratings of the Term Loan Facility in the same manner as provided herein with respect to the ratings for the Index Debt.

“Applicable Margin Election” has the meaning assigned to such term in Section 2.07.

“Applicable Margin Election Fee” has the meaning assigned to such term in Section 3.05(b).

“Applicable Margin Election Final Fee Payment Date” has the meaning assigned to such term in Section 3.05(b).

“Applicable Margin Election Period” has the meaning assigned to such term in Section 3.05(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Bank USA, Wells Fargo Securities, LLC, PNC Capital Markets LLC and Truist Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefiting Guarantor” means a Guarantor for which funds or other support are necessary for such Guarantor to constitute an Eligible Contract Participant.

“BHC Act Affiliate” has the meaning assigned to such term in Section 12.20(b)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the Preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 12.03(f).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Capitalization” means the sum, at any time outstanding and without duplication, of (a) Total Net Debt plus (b) Stockholders’ Equity.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Provider” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.

“Certain Funds Period” means the period from and including the Effective Date to and including the funding of the Loans hereunder on the Funding Date.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower. Notwithstanding the foregoing, a transaction will not be considered to be a Change in Control if (w) the Parent Guarantor becomes a direct or indirect wholly owned Subsidiary of another Person (such Person, “New Parent”), (x) the owners of 100% of the Equity Interests in New Parent immediately after giving effect to such transaction are identical to the owners of 100% of the Equity Interests in the Parent Guarantor immediately prior to giving effect to such transaction, (y) such New Parent becomes a Guarantor hereunder and (z) the Borrower remains a direct or indirect wholly owned Subsidiary of the Parent Guarantor and New Parent. Notwithstanding the foregoing, the Sitio Acquisition will not result in a Change in Control.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof, and (ii) all requests, rules, regulations, guidelines, interpretations, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Clean-Up Period” has the meaning assigned to such term in Section 10.02(d).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitments” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be reduced from time to time pursuant to Section 2.06 or Section 10.02 or increased or reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04. The amount of each Lender’s Commitment on the Effective Date is set forth under the heading “Commitments” on Annex I, and the aggregate amount of the Commitments on the Effective Date is $500,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Adjusted Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Adjusted Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent acting reasonably in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, acting reasonably in consultation with the Borrower, determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Parent Guarantor, the Borrower and the Consolidated Restricted Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom, in each case for the Parent Guarantor, the Borrower and the Restricted Subsidiaries: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed, and (ii) current maturities of Total Debt); and (b) the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth on the Parent Guarantor’s consolidated balance sheet as of a date no earlier than the date of the Parent Guarantor’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP (which calculation shall give pro forma effect to any acquisition or disposition for which the aggregate consideration was in excess of $500,000,000 consummated by the Parent Guarantor, the Borrower or a Consolidated Restricted Subsidiary since the date of such consolidated balance sheet and on or prior to the date of determination, as if such acquisition or disposition had occurred on the date of such consolidated balance sheet).

“Consolidated Restricted Subsidiary” means each Consolidated Subsidiary that is a Restricted Subsidiary.

“Consolidated Subsidiaries” means each Subsidiary of the Parent Guarantor (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent Guarantor in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning assigned to such term in Section 12.20(b)(ii).

“Covered Party” has the meaning assigned to such term in Section 12.20.

“Customary Recourse Exceptions” means, with respect to any Debt of a first Person that is generally non-recourse to a second Person, liability of such second Person with respect to such Debt arising out of the voluntary bankruptcy of any Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, but excluding those from time to time incurred in the ordinary course of business that are not greater than sixty (60) days past the date such payment is due or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or with respect to which such Person otherwise assures a creditor against loss in respect of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Notwithstanding the foregoing, “Debt” shall not include (1) any obligation arising from agreements of the Parent Guarantor, the Borrower or any Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn-outs, holdbacks, deferred compensation or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests of a Restricted Subsidiary in a transaction permitted by this Agreement, (2) any equity commitment letter or any direct or indirect guaranty of, or other support for, an obligation or commitment to make an equity Investment (including any such letter or other support that serves as collateral securing, a guaranty of, or other credit support for, Debt of the Person in which such Investment is to be made, or otherwise assures a creditor of the Person in which such Investment is to be made against loss in respect of the Debt of such Person), or (3) for the avoidance of doubt, Swap Obligations and direct or indirect guaranties thereof, and other credit support therefor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in Section 12.20(b)(iii).

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the latest Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the foregoing, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase or redeem such Equity Interest upon or following the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock.

“Documentation Agents” means Bank of America, N.A., Scotia Financing (USA) LLC, Barclays Bank PLC, Capital One, National Association, Citibank, N.A., Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, The Toronto-Dominion Bank, New York Branch, and U.S. Bank National Association, in their capacities as co-documentation agents hereunder.

“dollars”, “Dollars”, or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Electronic Copy” has the meaning assigned to such term in Section 12.06(d).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.04(b)(i) and (ii) (subject to such consents, if any, as may be required under Section 12.04(b)(i)).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent Guarantor, the Borrower or any Restricted Subsidiaries are conducting, or at any time have conducted business, or where any Property of the Parent Guarantor, the Borrower or any Restricted Subsidiaries is located, including the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as well as the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent Guarantor, the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or ordinary course of business contracts or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-in and farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Parent Guarantor, the Borrower or their Restricted Subsidiaries or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Parent Guarantor, the Borrower or their Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Parent Guarantor, the Borrower or their Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent Guarantor, the Borrower or their Restricted Subsidiaries or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced.

“Excluded Swap Obligations” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Swap Obligation, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Loan Party for, or the grant by such Loan Party of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income, franchise or branch profits taxes imposed on (or measured by) its net income, in each case, (i) by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Document or any transactions contemplated thereunder), (b) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(b) or Section 5.03(d), (c) any Taxes attributable to the Administrative Agent, any Lender or any other recipient’s failure to comply with Section 5.03(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions); provided that FATCA shall also include any amendments to Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter between Goldman Sachs Bank USA and the Borrower dated June 23, 2025.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent Guarantor.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Fitch” means Fitch Ratings Ltd. and any successor thereto that is a nationally recognized rating agency.

“Foreign Lender” means any Lender that is not (a) an individual who is a citizen or resident of the United States of America; (b) a partnership or a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States of America or any state thereof, or the District of Columbia; (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (d) a trust if (i) a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.02) and on which the Loans are made hereunder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Parent Guarantor, the Borrower, any Subsidiary, any of their Properties, the Administrative Agent or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” means VEI and each such other Person, if any, that guarantees the Indebtedness pursuant to the Guaranty Agreement. As of the Effective Date, VEI is the only Guarantor. The Borrower may, at its sole election at any time and from time to time, (a) cause any Restricted Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent an executed joinder to the Guaranty Agreement, together with customary resolutions, opinions of counsel and such other customary documentation as the Administrative Agent may reasonably request and (b) in the event that there are any additional Guarantors hereunder (other than VEI and New Holdco) (i) if (1) no Default or Event of Default exists immediately prior to, and after giving pro forma effect to, such action, (2) as of such date, the Parent Guarantor has two or more of the following credit ratings: (x) an Index Debt rating from Moody’s of Baa3 or better, (y) an Index Debt rating from S&P of BBB- or better, or (z) an Index Debt rating from Fitch of BBB- or better, and (3) the applicable Guarantor that is a Material Subsidiary does not guarantee any Senior Unsecured Notes issued prior to the Effective Date that constitute Material Indebtedness (after giving pro forma effect to any guarantor releases and unrestricted subsidiary designations under the Senior Unsecured Notes occurring substantially contemporaneously with the cessation of such Material Subsidiary being a Guarantor hereunder), the Borrower may cause such Guarantor that is a Material Subsidiary to cease being a Guarantor by delivering written notice of such cessation to the Administrative Agent, and (ii) if no Default or Event of Default exists immediately prior to, and after giving pro forma effect to, such action, the Borrower may cause any Guarantor that is an Immaterial Subsidiary to cease being a Guarantor by delivering written notice of such cessation to the Administrative Agent.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the Effective Date, made by VEI in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical waste.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Indebtedness” means any and all amounts owing or to be owing by the Parent Guarantor, the Borrower or any other Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent or any Lender under any Loan Document; (b) to any Lender Swap Party under any Lender Swap Obligations (provided that notwithstanding anything to the contrary herein or in any other Loan Document, “Indebtedness” shall not include with respect to any Person any Excluded Swap Obligations of such Person); (c) to any Cash Management Provider in respect of any Cash Management Agreement, and (d) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent Guarantor that is not guaranteed by any other Person (other than a Restricted Subsidiary) or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 12.11.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Lead Arranger” means Goldman Sachs Bank USA.

“Lender Swap Agreement” means any Swap Agreement between the Parent Guarantor, the Borrower or any other Guarantor and any Person that is entered into prior to the time, or during the time, that such Person was a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person ceases to be a Lender or an Affiliate of a Lender for any reason (any such Person, a “Lender Swap Party”).

“Lender Swap Obligations” means all amounts and other obligations owing to any Lender Swap Party under any Lender Swap Agreement; provided that, for the avoidance of doubt, if a Lender Swap Party ceases to be a Lender (or an Affiliate of a Lender), then the Lender Swap Obligations owing to such Lender Swap Party under any such Lender Swap Agreement shall not include any obligations arising from transactions entered into after the time that such Lender Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Lender Swap Party” has the meaning assigned to such term in the definition of Lender Swap Agreement.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Parent Guarantor, the Borrower or any Restricted Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes and the Guaranty Agreement and any other document or agreement executed by the Borrower or any other Loan Party in connection with this Agreement and expressly designated by the Borrower and the Administrative Agent to be a Loan Document.

“Loan Notice” means a notice of (a) a request by the Borrower for a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.03, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” means, collectively, the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time, two or more Lenders having Commitments or Loans, as applicable, representing more than fifty percent (50%) of the aggregate amount of all the Commitments or the aggregate principal amount of all the Loans, as applicable, at such time; provided that the Commitments and Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Parent Guarantor, the Borrower and their Restricted Subsidiaries taken as a whole, (b) the ability of the Parent Guarantor, the Borrower or any other Guarantor to perform its payment obligations under any Loan Document or (c) the validity or enforceability of any Loan Document.

“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of the Parent Guarantor, the Borrower or their Restricted Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Guarantor, the Borrower or their Restricted Subsidiaries in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent Guarantor that, together with its Restricted Subsidiaries, as of the last day of the fiscal quarter of the Parent Guarantor most recently ended for which Parent Guarantor’s annual or quarterly consolidated financial statements are available at the time of the Borrower’s written notice under clause (ii) of the definition of “Guarantor” to cause such Restricted Subsidiary to cease to be a Guarantor, contributed greater than 10.0% of the Consolidated Net Tangible Assets for such quarter.

“Maturity Date” means, (a) if the Applicable Margin Election is not made, the date that is two (2) years following the Funding Date or, (b) if the Applicable Margin Election is made, two (2) years following the Sitio Initial Outside Date; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“New Holdco” means New Cobra Pubco, Inc., a Delaware corporation, or any other new publicly listed holding company that will directly own 100% of VEI upon completion of the Sitio Acquisition.

“New Holdco Joinder Date” means the date New Holdco delivers an executed joinder to the Guaranty Agreement in accordance with Section 8.10.

“New Parent” shall have the meaning assigned to such term in the definition of “Change in Control”.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent Guarantor” means (a) prior to the New Holdco Joinder Date, VEI and (b) on and after the New Holdco Joinder Date, New Holdco. On any date following the New Holdco Joinder Date, upon delivery of notice by the Borrower to the Administrative Agent, “Parent Guarantor” shall mean New Parent.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(c)(iii).

“Payment Recipient” has the meaning assigned to such term in Section 11.12.

“Permitted Acquisition Target” has the meaning set forth in the definition of “Permitted Acquisitions”.

“Permitted Acquisitions” means Investments in Persons (each, a “Permitted Acquisition Target”) engaged primarily in the business of acquiring, developing and producing Oil and Gas Properties or transporting or processing Hydrocarbons from or attributable to such Oil and Gas Properties or business activities reasonably related, incidental, complementary or ancillary to the foregoing.

“Permitted Holders” means each of (i) the Parent Guarantor and any direct wholly owned Subsidiary of Parent Guarantor, (ii) Diamondback Energy, Inc., any Subsidiary thereof, any Affiliated holding companies directly or indirectly owned, controlled or managed by Diamondback Energy, Inc. or any other Person that is a Permitted Holder or (iii) any stockholder, director or officer of any of the Persons described in clause (i) or clause (ii) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Parent Guarantor, the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent Guarantor, Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 12.03(f).

“Pricing Level” means the applicable category of rating level contained in the definition of “Applicable Margin”, which is based on the rating of the Index Debt (or the Term Loan Facility as provided for in the last sentence of the definition of “Applicable Margin”, as applicable) by one or more of the Rating Agencies.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 12.03(f).

“QFC” has the meaning assigned to such term in Section 12.20(b)(iv).

“QFC Credit Support” has the meaning assigned to such term in Section 12.20.

“Qualified Professional Asset Manager” has the meaning assigned to such term in Section 12.19(a)(iii).

“Rating Agency” means S&P, Moody’s or Fitch.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Removal Effective Date” has the meaning assigned to such term in Section 11.06(a).

“Rescindable Amount” any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (a) the Borrower has not in fact made such payment, (b) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed) or (c) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Resignation Effective Date” has the meaning assigned to such term in Section 11.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer, any Vice President of such Person, solely for purposes of the delivery of the certificates pursuant to Section 6.01(e)(iii), the secretary or any assistant secretary of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Person designated in or pursuant to an agreement between the applicable Person and the Administrative Agent. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Parent Guarantor. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor or the Borrower that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (which are, as of the Effective Date: Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, and the non-Ukrainian government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly, by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Senior Unsecured Notes” means Debt in the form of unsecured senior or senior subordinated notes issued by the Parent Guarantor or the Borrower, including exchange notes issued in exchange therefor pursuant to any registration rights agreement, and, in each case, any guarantees thereof by the Parent Guarantor, the Borrower or a Guarantor.

“Sitio” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Acquisition Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Acquisition Closing” means the consummation of the Sitio Acquisition.

“Sitio Acquisition Termination” means the termination of the Sitio Acquisition Agreement by VEI and/or the Borrower in writing in accordance with its terms.

“Sitio Acquisition Transactions” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Credit Agreement Refinancing” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Extended Outside Date” has the meaning assigned to such term in Section 2.07.

“Sitio Initial Outside Date” means June 2, 2026.

“Sitio Notes Redemption” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Outside Date Amendment” has the meaning assigned to such term in Section 2.07.

“Sitio Signing Date” has the meaning assigned to such term in the Recitals to this Agreement.

“Sitio Specified Merger Agreement Representations” means such of the representations and warranties made by Sitio with respect to Sitio and its Subsidiaries in the Sitio Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that VEI (or any of its Subsidiaries or Affiliates) has the right to terminate its obligations under the Sitio Acquisition Agreement, or decline to consummate the Sitio Acquisition, as a result of a breach of such representations and warranties in the Sitio Acquisition Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means a percentage per annum equal to 0%.

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 3.02(b).

“Specified Credit Agreement Representations” means the representations and warranties set forth in Section 7.01(a) (solely with respect to the Parent Guarantor and the Borrower), Section 7.02 (solely with respect to the Parent Guarantor and the Borrower), Section 7.03(b) (solely with respect to the execution and delivery of the Loan Documents and solely with respect to the Parent Guarantor and the Borrower), Section 7.03(d) (solely with respect to the execution and delivery of the Loan Documents and solely with respect to a violation or default under an indenture, agreement or other instrument evidencing indebtedness for borrowed money of the Parent Guarantor or the Borrower in a principal or committed amount in excess of $250,000,000 (determined pro forma for the Transactions and the Sitio Acquisition Transactions and without giving effect to any “material adverse effect” qualification or “materiality” qualification)), Section 7.08, the second sentence of Section 7.12 and the last sentence of Section 7.13.

“Stockholders’ Equity” means, as of the time for which any determination thereof is to be made, (a) stockholders’ equity of the Parent Guarantor and its Consolidated Restricted Subsidiaries determined in accordance with GAAP as adjusted by (b) either adding the amount by which such stockholders’ equity shall have been reduced by reason of any non-cash loss or subtracting the amount by which such stockholders’ equity shall have been increased by reason of any non-cash gain, in either case from changes in mark-to-market value of hedges, net of tax, resulting from the requirements of ASC Topic 815.

“Subsidiary” means (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent Guarantor, the Borrower or one or more of their Subsidiaries and (b) any partnership of which the Parent Guarantor, the Borrower or any of their Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent Guarantor or the Borrower, as the context requires.

“Successor Rate” has the meaning assigned to such term in Section 3.03(b)(ii).

“Supported QFC” has the meaning assigned to such term in Section 12.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Guarantor or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any such obligation comprised of a guaranty or a security interest or other Lien.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Syndication Agents” means PNC Bank, National Association, Truist Bank and Wells Fargo Bank, National Association, in their capacities as co-syndication agents hereunder.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Facility” means the delayed draw term loan credit facility provided for in this Agreement.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 3.03(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Thomson Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time).

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt referred to in clause (a) of the definition thereof of the Parent Guarantor, the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis.

“Total Net Debt” means Total Debt, net of all cash and cash equivalents of the Parent Guarantor, the Borrower and the Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP (excluding any portion of such aggregate amount of such cash and cash equivalents that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Parent Guarantor, the Borrower and the Restricted Subsidiaries prepared in accordance with GAAP; provided that, for the avoidance of doubt, in the event that the Parent Guarantor, the Borrower or any Restricted Subsidiary issues notes that are subject to a special mandatory redemption, the net cash proceeds of any such notes offering shall not be considered “restricted” cash for purposes of the foregoing if such cash proceeds would not be considered “restricted” absent the existence of such special mandatory redemption provisions).

“Total Net Debt to Capitalization Ratio” means the ratio of (a) Total Net Debt to (b) Capitalization.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, and the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, Adjusted Term SOFR or any Successor Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undrawn Commitment Fee” has the meaning assigned to such term in Section 3.05(a).

“Undrawn Commitment Fee Payment Date” has the meaning assigned to such term in Section 3.05(a).

“Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor (other than VEI and the Borrower) or the Borrower which the Parent Guarantor or the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.06, until such time as the Parent Guarantor or the Borrower redesignates such Person as a Restricted Subsidiary in accordance with this Agreement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(ii)(B)(III).

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“VEI” has the meaning assigned to such term in the Preamble to this Agreement.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Parent Guarantor’s or the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Parent Guarantor, the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, the Parent Guarantor, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan in dollars to the Borrower in a single drawing on the Funding Date in an aggregate principal amount that will not result in (a) such Lender’s Loans exceeding such Lender’s Commitment or (b) the total Loans exceeding the total Commitments. Loans repaid or prepaid may not be reborrowed. Any amounts borrowed under this Section 2.01 shall be borrowed in a single drawing on the Funding Date.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. The Loans made by each Lender shall, at the request of any Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice; provided, further, that any Loan Notice delivered in connection with the Borrowing to be made on the Funding Date may be subject to and conditioned upon the occurrence of the Funding Date. Each such Loan Notice must be received by the Administrative Agent (unless otherwise agreed by the Administrative Agent) not later than 11:00 A.M., New York time, (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to ABR Loans, and (ii) on the requested date of any Borrowing of ABR Loans; provided, however, that if the Borrower wishes to request SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 A.M., New York time, four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M., New York time, three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the Administrative Agent. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, SOFR Loans with a one month Interest Period. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Loan to be made as part of the requested Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to SOFR Loans with a one month Interest Period described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 P.M., New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 6.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either, at the Borrower’s option, by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Majority Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g) With respect to SOFR or Adjusted Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.04 [Reserved].

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by (i) in the case of a SOFR Loan, 11:00 A.M, New York time, and (ii) in the case of an ABR Loan, 1:00 P.M., New York time, in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Loan Notice. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate upon the earliest of (i) (A) if the Applicable Margin Election is not made, the date that is five (5) Business Days after the Sitio Initial Outside Date and (B) if the Applicable Margin Election is made, the date that is five (5) Business Days after, the Sitio Extended Outside Date, (ii) the Sitio Acquisition Termination, (iii) if the Applicable Margin Election is made, two (2) years following the Sitio Initial Outside Date and (iv) the consummation of the Sitio Acquisition without the substantially concurrent funding of the Loans; provided that (x) in any event the Commitments shall terminate in their entirety automatically upon the borrowing of Loans in accordance with Section 2.01 in an amount equal to the entire outstanding amount of Commitments funded and (y) each Lender’s Commitment shall be automatically reduced by the amount of any Loan made by such Lender, such reduction to be effective immediately following the making of such Loan by such Lender.

(b) Optional Termination and Reduction of Commitments.

(i) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) not later than (unless otherwise agreed by the Administrative Agent) 11:00 A.M., New York time, three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Commitments shall be permanent and may not be reinstated, in each case, except pursuant to an amendment to this Agreement in accordance with Section 12.02. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s percentage of the total Commitments.

Section 2.07 Applicable Margin Election. If on or prior to the Sitio Initial Outside Date, the Sitio Acquisition Agreement has been amended or otherwise modified to extend the “outside date” or any similar term or concept (in each case including as it may be further extended in accordance with the Sitio Acquisition Agreement or pursuant to successive amendments) (any such amendment or other modification, a “Sitio Outside Date Amendment”) to a date later than the existing “outside date” or any similar term or concept (in each case including as it may be further extended in accordance with the Sitio Acquisition Agreement or pursuant to successive amendments) (the “Sitio Extended Outside Date”), then, upon the execution of such Sitio Outside Date Amendment, the Applicable Margin Election Period shall automatically begin as of the Sitio Initial Outside Date (the “Applicable Margin Election”). The Parent Guarantor shall, no later than one (1) Business Day following the effective date of any Sitio Outside Date Amendment, deliver a copy thereof to the Administrative Agent.

Section 2.08 [Reserved].

Section 2.09 [Reserved].

Section 2.10 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1). such payment is a payment of the principal amount of the Loans and (2). such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Undrawn Commitment Fee or Applicable Margin Election Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under this Agreement, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Maximum Rate.

(b) SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Maximum Rate.

(c) [Reserved].

(d) Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Parent Guarantor or the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but not to exceed the Maximum Rate.

(e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest Rate Computations. All computations of interest for ABR Loans (including ABR Loans determined by reference to Adjusted Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.01(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g) Adjusted Term SOFR Conforming Changes. In connection with the use or administration of Adjusted Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

Section 3.03 Changed Circumstances.

(a) Inability to Determine Rates. If in connection with any request for a SOFR Loan or a conversion of ABR Loans to SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Majority Lenders determine that for any reason that Adjusted Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans, or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Term SOFR component of the Alternate Base Rate, the utilization of the Adjusted Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Majority Lenders described in clause (i) of this Section 3.03(a), until the Administrative Agent upon instruction of the Majority Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein and (ii) any outstanding SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Adjusted Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate reasonably satisfactory to the Administrative Agent or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Adjusted Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Adjusted Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Adjusted Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Adjusted Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Adjusted Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Adjusted Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent (in writing in a form acceptable to the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 1:00 P.M., New York time, two (2) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 P.M., New York time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, and whether the prepayment is of SOFR Loans, ABR Loans, or a combination thereof, and the amount allocable to each. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) [Reserved].

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Undrawn Commitment Fees. The Borrower agrees to pay to the Administrative Agent (for the ratable account of the Lenders) an undrawn commitment fee (the “Undrawn Commitment Fee”) equal to 0.20% per annum on the aggregate principal amount of the Commitments. Such fee shall accrue from and after the date that is ninety (90) days after the Effective Date to but excluding the earliest to occur of (i) the Funding Date, (ii) if the Applicable Margin Election is made, the Sitio Initial Outside Date and (iii) the date of termination or expiration of the Commitments (such date, the “Undrawn Commitment Fee Payment Date”). Such Undrawn Commitment Fee shall be due and payable on the Undrawn Commitment Fee Payment Date. The Undrawn Commitment Fee shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Applicable Margin Election Fee. If the Applicable Margin Election is made, then the Borrower will pay to the Administrative Agent (for the ratable account of the Lenders) a fee (the “Applicable Margin Election Fee”) equal to the Applicable Margin for SOFR Loans based on the Pricing Level applicable from time to time on the aggregate principal amount of the Commitments. The Applicable Margin Election Fee shall accrue from and after the Sitio Initial Outside Date to but excluding the earlier to occur of (i) the Funding Date and (ii) the termination or expiration of the Commitments (such date, the “Applicable Margin Election Final Fee Payment Date” and the period from and after the Sitio Initial Outside Date to but excluding such date, the “Applicable Margin Election Period”). Such Applicable Margin Election Fee shall be due and payable in arrears on the last day of each applicable quarter during the Applicable Margin Election Period and on the Applicable Margin Election Final Fee Payment Date. The Applicable Margin Election Fee shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of each Lender, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 P.M., New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent Guarantor, the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Parent Guarantor and the Borrower consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Guarantor or the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent Guarantor or the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender; or

(ii) impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01 (a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, upon the request of any Lender, the Borrower shall compensate such Lender for the loss, cost and expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) attributable to, or as a consequence of, such event.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Defined Terms. For purposes of this Section 5.03, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Parent Guarantor, the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Parent Guarantor, the Borrower or a Guarantor, as applicable, shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written direction of the Administrative Agent timely reimburse it for, Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by the Parent Guarantor, the Borrower or a Guarantor, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or a Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Parent Guarantor, the Borrower or a Guarantor has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Parent Guarantor, the Borrower and the Guarantors to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned, for U.S. federal income tax purposes, by a U.S. Person) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) claiming the benefits of an income tax treaty to which the United States is a party 1. with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and 2. with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an executed copy of IRS Form W-8ECI with respect to such Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner);

(III) in the case of a Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) claiming the benefits of the exemption for portfolio interest under Section 881 (c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole, but reasonable, discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.04 Mitigation Obligations. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent shall have received executed counterparts of this Agreement and the Guaranty Agreement from each party hereto and thereto.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated as of the Effective Date, confirming that (i) the representations and warranties in Article VII of this Agreement are true and correct in all material respects as of the Effective Date (other than (x) any such representations and warranties that are qualified by materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects and (y) any such representations and warranties that refer to a specific date, which representations and warranties shall be so true and correct as of such date) and (ii) no Default or Event of Default has occurred and is continuing.

(c) The Administrative Agent, the Arrangers and the Lenders shall have received all fees due and payable and all reasonable and documented out-of-pocket expenses, in each case related to the Term Loan Facility, required to be paid on or prior to the Effective Date, invoiced three (3) Business Days prior to the Effective Date.

(d) The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information relating to the Parent Guarantor and the Borrower (but not, for the avoidance of doubt, Sitio or its subsidiaries) as has been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent on behalf of any Lender, that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

(e) The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Guarantor and the Borrower setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of the Borrower or the Parent Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or the Parent Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or the Parent Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreement, the articles or certificate of incorporation and by-laws or other applicable organizational documents of the Parent Guarantor and the Borrower, certified as being true and complete as of the date of such certificate. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Parent Guarantor and the Borrower to the contrary.

(f) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Parent Guarantor and the Borrower.

(g) The Administrative Agent shall have received a solvency certificate from an officer of the Parent Guarantor, substantially in the form previously agreed between the Parent Guarantor and the Administrative Agent.

(h) The Administrative Agent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Borrower, in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective until each of the conditions set forth in Section 6.02 has been satisfied (or waived in accordance with Section 12.02).

Section 6.02 Funding Date. The obligation of each Lender to make a Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Effective Date shall have occurred.

(b) The Sitio Acquisition Closing shall have occurred substantially concurrently with the funding of the Term Loan Facility on the Funding Date in all material respects in accordance with the Sitio Acquisition Agreement as in effect on the Sitio Signing Date without giving effect to any amendments, modifications, supplements or waivers by VEI or the Borrower thereto or consents thereunder that are materially adverse to the Lenders or the Lead Arranger in their respective capacities as such without the Lead Arranger’s prior written consent (not to be unreasonably withheld, delayed or conditioned), it being agreed that (x) any decrease in the equity portion of the consideration for the Sitio Acquisition and (y) any increase in the consideration for the Sitio Acquisition that is funded with equity issued as consideration for the Sitio Acquisition or with cash on hand, in each case are not materially adverse to the Lenders and the Lead Arranger.

(c) The Sitio Credit Agreement Refinancing shall have occurred prior to or substantially concurrently with the funding of the Term Loan Facility on the Funding Date.

(d) Since the date of the Sitio Acquisition Agreement, there will not have occurred any Company Material Adverse Effect (as defined in the Sitio Acquisition Agreement as in effect on the Sitio Signing Date) that is continuing.

(e) The Specified Credit Agreement Representations and the Sitio Specified Merger Agreement Representations shall be true and correct in all material respects as of the Funding Date (except, in the case of Specified Merger Agreement Representations, to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date. No Event of Default of the type described in (i) Section 10.01(h), 10.01(i) or 10.01(j) (in each case, solely with respect to the Parent Guarantor or the Borrower) or (ii) Section 10.01(b) (solely with respect to the failure to pay fees and solely with respect to the Parent Guarantor and the Borrower) shall have occurred and be continuing.

(f) The Administrative Agent shall have received a Loan Notice in accordance with Section 2.03.

(g) All fees payable on or prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Term Loan Facility and all other accrued fees and expenses of the Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) payable on or prior to the Funding Date and for which invoices have been presented 3 Business Days prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Term Loan Facility.

(h) The Administrative Agent shall have received (i) audited consolidated financial statements of (x) VEI and its Subsidiaries and (y) Sitio and its Subsidiaries, in each case, for the three (3) most recently-completed fiscal years ended at least sixty (60) days prior to the Funding Date and (ii) unaudited consolidated financial statements of (x) VEI and its Subsidiaries and (y) Sitio and its Subsidiaries, in each case, for any subsequent interim financial period and comparative prior year period (other than the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Funding Date. The Administrative Agent hereby acknowledges receipt of (w) the audited financial statements of VEI for the fiscal years of VEI ended December 31, 2022, December 31, 2023 and December 31, 2024, (x) the unaudited financial statements of VEI for the fiscal quarter of VEI ended March 31, 2025, (y) the audited financial statements of Sitio for the fiscal years of Sitio ended December 31, 2022, December 31, 2023 and December 31, 2024 and (z) the unaudited financial statements of Sitio for the fiscal quarter of Sitio ended March 31, 2025. VEI’s and Sitio’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clause (i) or (ii), as applicable, of this paragraph.

(i) The Administrative Agent shall have received a certificate of the Parent Guarantor, dated the Funding Date, confirming the satisfaction on the Funding Date of the conditions set forth in Sections 6.02(b), 6.02(c), 6.02(d) and 6.02(e) above.

The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding.

Section 6.03 Action by Lenders During Certain Funds Period. Notwithstanding (i) anything to the contrary in this Agreement or any other Loan Document (other than Section 10.02(a)(ii) but only if any Event of Default specified therein is ongoing), (ii) that any representation or warranty made on the Effective Date (excluding the Specified Credit Agreement Representations and Specified Sitio Merger Agreement

Representations made on the Funding Date to the extent constituting conditions to the Funding Date set forth in Section 6.02) was incorrect, (iii) any failure by the Borrower or the Parent Guarantor to comply with any provision of Article VIII or Article IX of this Agreement or (iv) that any condition to the Effective Date set forth in Section 6.01 may subsequently be determined not to have been satisfied, during the Certain Funds Period, neither the Administrative Agent nor any Lender shall be entitled to:

(a) cancel any of its Commitments under the Term Loan Facility;

(b) rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim it may have under any Loan Document, the Fee Letter or otherwise, to the extent doing so would prevent, limit or delay the making of its Loan;

(c) refuse to participate in making its Loan (provided that the conditions to the Funding Date set forth in Section 6.02 have been satisfied or waived); or

(d) exercise any right of set-off or counterclaim in respect of its Loan to the extent doing so would prevent, limit or delay the making of its Loan.

Notwithstanding anything to the contrary provided herein, (i) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition to the Funding Date set forth in Section 6.02 is not satisfied or waived on the Funding Date and (ii) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available during the Certain Funds Period as a result of the foregoing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Parent Guarantor and the Borrower each represents and warrants to the Lenders, as of the Effective Date and the Funding Date, that:

Section 7.01 Organization; Powers. Each of the Parent Guarantor, the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, with respect to the Restricted Subsidiaries, where failure to be so organized, existing or in good standing would not reasonably be expected to have a Material Adverse Effect) and (b) has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case with respect to this clause (b), except where failure to have such power, authority, licenses, authorizations, consents, approvals, qualifications or standing would not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Parent Guarantor’s, the Borrower’s and each other Guarantor’s corporate, partnership or other organizational powers and have been duly authorized by all necessary organizational action and, if required, action by any holders of its Equity Interests. Each Loan Document to which the Parent Guarantor, the Borrower and each other Guarantor is a party has been duly executed and delivered by the Parent Guarantor, the Borrower and such other Guarantor and constitutes a legal, valid and binding obligation of the Parent Guarantor, the Borrower and such other Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, (b) will not violate any charter, bylaws, limited liability company agreements or other organizational documents of the Parent Guarantor or the Borrower, (c) will not violate any applicable law, regulation or any order of any Governmental Authority and (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Guarantor, the Borrower or any Restricted Subsidiaries or give rise to a right thereunder to require any payment to be made by the Parent Guarantor, the Borrower or any Restricted Subsidiaries and will not result in the creation or imposition of any Lien on any Property of the Parent Guarantor, the Borrower or any Restricted Subsidiaries, except in the case of clauses (a), (c) and (d), as would not reasonably expected to result in a Material Adverse Effect.

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Parent Guarantor has heretofore furnished to the Lenders its audited consolidated balance sheet and statements of income, equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Grant Thornton LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2024, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, except as otherwise disclosed in any reports filed with or furnished to the SEC by the Parent Guarantor prior to the Effective Date.

Section 7.05 Litigation. Except as otherwise disclosed in any reports filed with or furnished to the SEC by the Parent Guarantor prior to the Effective Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Parent Guarantor, the Borrower or any Restricted Subsidiary not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 7.06 Environmental Matters. Except as otherwise disclosed in any reports filed with or furnished to the SEC by the Parent Guarantor prior to the Effective Date and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) The Parent Guarantor, the Borrower and the Restricted Subsidiaries are in compliance with all applicable Environmental Laws;

(b) The Parent Guarantor, the Borrower and the Restricted Subsidiaries have obtained all Environmental Permits required under applicable Environmental Law;

(c) There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to either the Parent Guarantor’s or the Borrower’s knowledge, threatened in writing against the Parent Guarantor, the Borrower or any Restricted Subsidiary or as a result of any operations at the real properties of the Parent Guarantor, the Borrower and the Restricted Subsidiaries, nor do the Borrower and the Parent Guarantor know of any reasonable basis for such a claim, demand, suit, order, inquiry or proceeding or liability;

(d) [reserved]; and

(e) Neither the Parent Guarantor nor the Borrower has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws.

Section 7.07 Compliance With Laws. The Parent Guarantor, the Borrower and each of the Restricted Subsidiaries are in compliance with all Governmental Requirements applicable to it, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.08 Investment Company. Neither the Parent Guarantor nor the Borrower is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. The Parent Guarantor, the Borrower and the Restricted Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor, the Borrower or Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 7.10 ERISA. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) The Parent Guarantor, the Borrower, the Restricted Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established, operated and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Parent Guarantor, the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Parent Guarantor, the Borrower, any Restricted Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) Neither the Parent Guarantor, the Borrower, any Restricted Subsidiary nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent Guarantor, the Borrower, any Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any liability.

(f) Neither the Parent Guarantor, the Borrower, any Restricted Subsidiary nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 7.11 Disclosure; No Material Misstatement. As of the Effective Date, (a) all financial projections that have been made available to the Administrative Agent or any Lender by the Parent Guarantor or any of its representatives (on the Parent Guarantor’s behalf) in connection with the Transactions or the Sitio Acquisition Transactions (the “Projections”) have been prepared in good faith based upon assumptions that the Parent Guarantor believed to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved, and that actual results during the period or periods covered by such Projections may differ from projected results and such differences may be material) and (b) all written information (other than Projections and information of a general industry nature) which has been made available to the Administrative Agent or any Lender by the Parent Guarantor or any of its representatives (on the Parent Guarantor’s behalf) in connection with Transactions or the Sitio Acquisition Transactions, taken as a whole, is (as of the date made available) correct in all material respects and does not (as of the date made available) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which they were made (in each case, after giving effect to all supplements and updates thereto from time to time).

Section 7.12 Use of Loans. The proceeds of the Loans shall be used to (a) pay a portion of amount necessary to consummate the Sitio Credit Agreement Refinancing and the Sitio Notes Redemption and/or (b) pay fees, costs and expenses related to the Transactions or the Sitio Acquisition Transactions. The Borrower and the Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock (within the meaning of Regulation T, U or X of the Board).

Section 7.13 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. Each of the Parent Guarantor and the Borrower has implemented and maintains in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), that are reasonably designed to ensure compliance by the Parent Guarantor and its Subsidiaries and their respective directors, officers, employees and agents acting in their respective capacity as such with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions. The Parent Guarantor and its Subsidiaries and, to the knowledge of the Parent Guarantor and the Borrower, their respective directors, officers, employees and agents, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions in all material respects. None of (a) the Parent Guarantor and its Subsidiaries or any of their respective directors or officers or (b) to the knowledge of the Parent Guarantor and the Borrower, any employee or agent of the Parent Guarantor or any Subsidiary that will act in such capacity in connection with or benefit from the Term Loan Facility, is a Sanctioned Person. No use of proceeds of any Borrowing will violate any applicable Anti-Corruption Law, Anti-Money Laundering Laws, or applicable Sanctions.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than expense reimbursement, indemnification, increased cost or tax gross up amounts for which no claim has been made) shall have been paid in full, each of the Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Parent Guarantor will furnish to the Administrative Agent (who shall furnish to each Lender):

(a) Annual Financial Statements. As soon as available, but in any event within five Business Days after the date by which the Annual Report on Form 10-K of the Parent Guarantor for each fiscal year is required to be filed under the rules and regulations of the SEC (after giving effect to any extension thereof (not to exceed twenty (20) Business Days)), its audited consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (if financial statements of the Parent Guarantor exist for such previous fiscal year), all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the filing with the SEC by the Parent Guarantor of such annual financial statements of the Parent Guarantor and its Subsidiaries shall satisfy the requirements of this Section 8.01(a) to the extent such annual financial statements include the information specified herein).

(b) Quarterly Financial Statements. As soon as available, but in any event within five (5) Business Days after the date by which the Quarterly Report on Form 10-Q of the Parent Guarantor for each of the first three (3) fiscal quarters of each fiscal year is required to be filed under the rules and regulations of the SEC (after giving effect to any extension thereof (not to exceed ten (10) Business Days)), its consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if financial statements of the Parent Guarantor exist for such previous fiscal year), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes (it being understood that the filing with the SEC by the Parent Guarantor of such quarterly financial statements of the Parent Guarantor and its Subsidiaries shall satisfy the requirements of this Section 8.01(b) to the extent such quarterly financial statements include the information specified herein).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 8.01 may be satisfied with respect to the consolidated financial information of the Parent Guarantor by furnishing the consolidated financial information of New Parent that would be required by clauses (a) and (b) of this Section 8.01 with all references to the “Parent Guarantor” therein being deemed to refer to New Parent and all references to “Financial Officer” therein being deemed to refer to a comparable officer of New Parent.

(c) Certificate of Financial Officer – Compliance. Substantially concurrently with any delivery (or deemed delivery) of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) [Reserved].

(e) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor with the SEC, or with any national securities exchange, or distributed by the Parent Guarantor to its shareholders generally, as the case may be (it being understood that public availability of such reports, proxy statements and other materials filed by the Parent Guarantor, the Borrower or a Restricted Subsidiary shall satisfy the requirements of this Section 8.01(e) to the extent such reports, proxy statements and other materials include the information specified herein).

(f) [Reserved].

(g) Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Parent Guarantor, the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable Anti-Money Laundering Laws and the Beneficial Ownership Regulation to the extent that the Borrower qualifies as a “legal entity customer” thereunder.

In each case in this Section 8.01, it being understood that the filing or furnishing with the SEC by the Parent Guarantor of a current report on Form 8-K or other applicable report shall satisfy the requirements of this Section 8.01 to the extent such filing includes the information specified in this Section 8.01.

Section 8.02 Notices of Material Events. The Parent Guarantor and the Borrower will furnish to the Administrative Agent (who shall furnish to each Lender) prompt written notice of the occurrence of any Default of which any Responsible Officer of the Parent Guarantor or the Borrower obtains knowledge. Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence. The Parent Guarantor and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (except, with respect to the Restricted Subsidiaries, where failure to do so would not reasonably be expected to have a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 9.05.

Section 8.04 Payment of Taxes. The Parent Guarantor and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay the Tax liabilities of the Parent Guarantor, the Borrower and all of the Restricted Subsidiaries before the same shall become delinquent or in default, except where (a)(1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Parent Guarantor, the Borrower or such Restricted Subsidiaries has set aside on their books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 [Reserved].

Section 8.06 Insurance. The Parent Guarantor and the Borrower will, and will cause each of the Material Subsidiaries to, maintain with creditworthy insurance companies or self-insure, insurance in such amounts and against such risks as are customarily maintained by other companies engaged in the same or similar businesses or consistent with the Parent Guarantor, the Borrower or such Material Subsidiary’s past practice.

Section 8.07 Books and Records. The Parent Guarantor and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep appropriate books of records in which entries are made of all dealings and transactions material to the Parent Guarantor and its Subsidiaries, taken as a whole, in relation to its business and activities. The Parent Guarantor and the Borrower will, and will cause each of the Restricted Subsidiaries to, subject to applicable law, permit any representatives of the Administrative Agent or, if an Event of Default has occurred and is continuing, of any Lender (in each case, which representatives shall be reasonably acceptable to the Parent Guarantor and at their own cost and expense, subject to the final sentence of this Section 8.07), upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its business and affairs with its officers, all at such reasonable times (during normal business hours) (unless an Event of Default has occurred and is continuing) no more than once per fiscal year of the Parent Guarantor; provided that such designated representatives agree to any reasonable confidentiality obligations proposed by the Parent Guarantor, including, but not limited to, confidentiality obligations agreed to by the Lenders under or in connection with this Agreement; provided further that the rights of the Administrative Agent and Lenders under this Section 8.07 shall not extend to any information covered by attorney-client or other legal privilege or to the extent the exercise of such inspection rights would reasonably be expected to result in violation or other breach of any third-party confidentiality agreements. The Parent Guarantor or the Borrower shall indemnify each Lender and the Administrative Agent for such out-of-pocket costs and expenses that are reasonable and documented in connection with any exercise of rights under this Section 8.07 if an Event of Default has occurred and is continuing.

Section 8.08 Compliance With Laws. The Parent Guarantor and the Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), that are reasonably designed to ensure compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents acting in their respective capacity as such with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions.

Section 8.09 Environmental Matters. The Parent Guarantor and the Borrower shall each, at its sole expense, comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which would be reasonably expected to have a Material Adverse Effect.

Section 8.10 New Parent Guarantor. The Borrower shall cause New Holdco to become a Guarantor by executing a joinder to the Guaranty Agreement (pursuant to which New Holdco will also agree to become obligated hereunder as Parent Guarantor), together with customary resolutions, opinions of counsel and such other customary documentation as the Administrative Agent may reasonably request, in each case no later than 60 days (or such later date as the Administrative Agent may agree in its sole discretion) following the closing of the Sitio Acquisition.

Section 8.11 Unrestricted Subsidiaries. The Borrower and the Parent Guarantor will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Parent Guarantor, the Borrower or any Restricted Subsidiary.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than expense reimbursement, indemnification, increased cost or tax gross up amounts for which no claim has been made) have been paid in full, each of the Parent Guarantor and the Borrower, covenants and agrees with the Lenders that:

Section 9.01 Financial Covenant. The Parent Guarantor and the Borrower will not permit the Total Net Debt to Capitalization Ratio, expressed as a percentage, to exceed sixty-five percent (65.0%) on the last day of any fiscal quarter.

Section 9.02 Subsidiary Debt. The Parent Guarantor and the Borrower will not permit any Restricted Subsidiary that is not the Borrower or a Guarantor to incur, create, assume or suffer to exist any Debt referred to in clause (a) of the definition thereof, except:

(a) intercompany Debt between the Parent Guarantor or the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Parent Guarantor, the Borrower or a Restricted Subsidiary;

(b) purchase money Debt to finance the acquisition, design, construction, installation, repair, alteration, replacement, expansion or improvement, or capital lease of assets (including equipment); provided that such Debt when incurred shall not exceed the purchase price and costs, as applicable, of acquisition, design, construction, installation, repair, alteration replacement, expansion or improvement of the asset(s) financed and all fees, costs, and expenses relating thereto;

(c) Debt of a Person who becomes a Restricted Subsidiary which Debt exists prior to the time such Person becomes a Restricted Subsidiary (including Debt at the time of the acquisition of the Equity Interests or Property of such Person or a merger with or consolidation with such Person by the Borrower or a Restricted Subsidiary) as long as such Debt was not created in anticipation thereof;

(d) Debt (i) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds;

(e) Debt outstanding on the Effective Date that immediately prior to such date was Debt of any Permitted Acquisition Target at the time of such Permitted Acquisition; provided that such Debt was not incurred in connection with such merger or acquisition, as applicable;

(f) Extensions, refinancing, renewals, replacements or refundings (and successive extensions, refinancing, renewals, replacements or refundings), in whole or in part, of the Debt permitted by this Section 9.02, which, in the case of any such extension, refinancing, renewal, replacement or refunding, does not increase the principal amount of the Debt being extended, refinanced, renewed, replaced or refunded, other than amounts incurred to pay the underwriting discounts, costs, commissions and other reasonable amounts paid, and fees and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such extension, refinancing, renewal, replacement or refunding and to pay interest and premium, if any, with respect to the Debt being extended, refinanced, renewed, replaced or refunded; and

(g) any other Debt not otherwise permitted by this Section 9.02 in a principal amount outstanding at the time of any incurrence thereof not to exceed fifteen percent (15.0%) of Consolidated Net Tangible Assets.

Section 9.03 Liens. The Parent Guarantor and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness created pursuant to any Loan Documents.

(b) Excepted Liens.

(c) Liens outstanding on the Effective Date securing obligations that in the aggregate do not exceed $50,000,000.

(d) other Liens upon Property not otherwise permitted by this Section 9.03; provided that (i) the aggregate Debt secured thereby and incurred on or after the Effective Date (with Debt outstanding on the Effective Date being deemed incurred on such date for purposes of this Section 9.03(d)) and outstanding at the time such Debt is incurred or such Lien is granted, shall not, at such time, exceed fifteen percent (15.0%) of Consolidated Net Tangible Assets and (ii) such Liens do not encumber or attach to any Equity Interest in a Restricted Subsidiary.

(e) Liens arising under an indenture in favor of the trustee thereunder for its own benefit and not for the benefit of the holders of Debt under such indenture.

(f) Liens on cash, cash equivalents and other property arising in connection with the defeasance, discharge or redemption of Debt.

(g) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

(h) Liens on Equity Interests in Unrestricted Subsidiaries; provided that such Liens shall not secure any Debt for which the Parent Guarantor, the Borrower, or any Restricted Subsidiary is liable, other than Customary Recourse Exceptions.

(i) [reserved].

(j) [reserved].

(k) [reserved].

(l) Liens on assets of Sitio and its Subsidiaries at the time of the Sitio Acquisition; provided that such Liens were not incurred in connection with such merger.

(m) Liens on assets (or on improvements, repairs, additions attachments or accessions thereto, parts, replacements and substitutions therefor, and products and proceeds thereof) of any Permitted Acquisition Target at the time of such Permitted Acquisition; provided that such Liens were not incurred in connection with such acquisition.

(n) Liens that exist upon any Property that becomes Property of the Parent Guarantor, the Borrower or a Restricted Subsidiary (including Liens on Property of any Person at the time (x) such Person is re-designated a Restricted Subsidiary or (y) of the acquisition of the Equity Interests or Property of such Person or a merger with or consolidation with such Person by the Parent Guarantor, the Borrower or a Restricted Subsidiary); provided that (i) the Liens shall attach solely to the Property so acquired (or of the Equity Interests of the Person so acquired, merged, or consolidated) and all improvements, repairs, additions, attachments and accessions thereto, parts, replacements and substitutions therefor, and products and proceeds thereof, and (ii) in the case of Liens securing Debt for borrowed money, the aggregate principal amount of all such Debt of Restricted Subsidiaries that are not Guarantors secured by such Liens shall be permitted by the limitations set forth in Section 9.02.

(o) Liens securing Debt of the Parent Guarantor, the Borrower or the Restricted Subsidiaries incurred to finance (including, to extend, refinance, renew or replace, in whole or in part) the acquisition, design, construction, installation, repair, alteration, replacement, expansion or improvement, or capital lease of Property (including equipment); provided that, at the time that such Debt is incurred or such Lien is granted, the amount of such Debt shall not exceed the purchase price and costs, as applicable, of acquisition, design, construction, installation, repair, alteration, replacement, expansion or improvement, or financing (including, extensions, refinancings, renewals and replacements, in whole or in part) of the Property financed and all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses, and, in the case of an extension, refinancing, renewal or replacement of Debt, all interest on and premium in respect of the extended, refinanced, renewed or replaced Debt.

Section 9.04 Proceeds of Loans. The Parent Guarantor and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.12. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents acting in their respective capacities as such shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or any Anti-Money Laundering Laws in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or involving any Sanctioned Country in each case, in violation of Sanctions or (c) in any manner that would knowingly result in the violation of any Sanctions.

Section 9.05 Mergers, Etc. Neither the Parent Guarantor nor the Borrower will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except (a) the Parent Guarantor may merge or consolidate with, or sell, lease or otherwise dispose of all or substantially all of its Property to the Borrower and the Borrower may merge or consolidate with, or sell, lease or otherwise dispose of all or substantially all of its Property to the Parent Guarantor and (b) mergers used to consummate Permitted Acquisitions shall be permitted, in each instance, if (i) in the case of a merger involving the Parent Guarantor, the Parent Guarantor is the surviving entity (or, if such merger involves the Borrower, as permitted under clause (b)(ii)) and (ii) in the case of a merger involving the Borrower, either (A) the Borrower is the surviving entity or (B) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, lease or other disposition, all or substantially all of the assets of the Borrower (1) shall be a Person (other than a natural person), (2) shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (3) shall have Index Debt rated “investment grade” (i.e., an Index Debt rating from Moody’s of Baa3 or better, S&P of

BBB- or better, and/or Fitch of BBB- or better) by at least two of the three Rating Agencies, (4) shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans (and other Indebtedness) and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed under this Agreement, the Guaranty Agreement, and the other Loan Documents (and thereafter, such Person shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents), (5) the Borrower shall have provided at least ten (10) Business Days’ written notice prior to the effectiveness of such transaction contemplated by this sub-clause (B), (6) the Borrower shall have provided to the Administrative Agent and each Lender all information and documentation reasonably requested by the Administrative Agent and such Lenders in connection with such transaction, including customary officers’ certificates, resolutions, legal opinions, and, with respect to such Person, for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable Anti-Money Laundering Laws, and the Beneficial Ownership Regulation, and (7) no Default or Event of Default shall have occurred and be continuing.

Section 9.06 Designation of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary in compliance with Section 9.06(b), (d), or (f), any Person that becomes a Subsidiary of the Parent Guarantor or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Parent Guarantor may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly or to be formed or newly or to be acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately after giving effect to such designation, (1). no Default or Event of Default would exist (and the Parent Guarantor shall be in compliance, on a pro forma basis, with the covenant set forth in Section 9.01) and (2). the representations and warranties of each Loan Party contained in each of the Loan Documents (other the representations and warranties contained in Section 7.04(b) and Section 7.05) are true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as of such earlier date), and (ii) such Person is not a restricted subsidiary under any other agreement evidencing Debt of the Parent Guarantor or any other Guarantor. Except as provided in this Section 9.06, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(c) The Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation, (i) the representations and warranties of the Parent Guarantor and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default exists, (iii) the Parent Guarantor complies with the requirements of Section 8.11 and (iv) the Parent Guarantor and/or one or more Restricted Subsidiaries owns all of the Equity Interests in such Subsidiary.

(d) Each Subsidiary of an Unrestricted Subsidiary shall automatically be designated as an Unrestricted Subsidiary.

(e) Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Section 9.06, such Subsidiary shall be automatically released from all obligations, if any, under the Loan Documents, including the Guaranty Agreement.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c) any representation or warranty made or deemed made by or on behalf of the Parent Guarantor, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to Section 8.01, shall prove to have been materially incorrect when made or deemed made (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects), unless, if such misstatement (and the effect thereof) is capable of being cured, such Person cures such misstatement (and any effect thereof) within thirty (30) days of such Person obtaining knowledge thereof.

(d) the Parent Guarantor, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03 (solely with respect to legal existence) or in Article IX.

(e) the Parent Guarantor, the Borrower or any other Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) and Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower.

(f) the Parent Guarantor, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity (other than by a regularly scheduled or required prepayment).

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Guarantor, the Borrower or any other Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor, the Borrower or any other Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) the Parent Guarantor, the Borrower or any other Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(j) the Parent Guarantor, the Borrower or any other Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 (to the extent not covered by insurance or indemnities as to which the insurer or third party, as applicable, does not dispute coverage) shall be rendered against the Parent Guarantor, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Guarantor, the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not have been stayed.

(l) a Change in Control shall occur.

Section 10.02 Remedies.

(a) (i) In the case of any Event of Default other than one described in Section 10.01(h), (i) or (j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (B) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Parent Guarantor, the Borrower and any other Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Parent Guarantor, the Borrower and each other Guarantor (if any); and (ii) at any time, in the case of an Event of Default described in Section 10.01(h), (i) or (j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Parent Guarantor, the Borrower and any other Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Parent Guarantor, the Borrower and any other Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds received after maturity of the Notes and the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in clause (b) and (c) of the definition of Indebtedness;

(v) fifth, pro rata to any other Indebtedness; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause “fourth” above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Excluded Swap Obligations described in such clause “fourth” are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to such clause).

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, during the period from the Funding Date until the date that is 120 days after the Funding Date (the “Clean-Up Period”), any representation or warranty (other than the Specified Credit Agreement Representations) made by Sitio or any of its subsidiaries in connection with the Transactions and Sitio Acquisition Transactions that would have been breached or inaccurate, or any other default by reason of any matter or circumstance relating to Sitio or any of its subsidiaries with respect to the Transactions and Sitio Acquisition Transactions (were it not for this provision), will be deemed not to constitute a breach of a representation or warranty or a Default or Event of Default for all purposes under the Loan Documents if, and for so long as the circumstances giving rise thereto exist:

(i) it is capable of being remedied and the Parent Guarantor or the Borrower or any of their respective Subsidiaries is taking appropriate steps to remedy such breach, inaccuracy or default;

(ii) it relates exclusively to Sitio or any of its Subsidiaries (or any obligation to procure or ensure any action in relation to Sitio or any of its Subsidiaries);

(iii) it has not been procured by or approved by the Parent Guarantor or the Borrower or any of their respective Subsidiaries (other than Sitio or any of its Subsidiaries); and

(iv) it does not have a material adverse effect on the operations or financial condition of the Parent Guarantor and its Subsidiaries (including Sitio and its Subsidiaries), taken as a whole, such that the Parent Guarantor and its Subsidiaries (including Sitio and its Subsidiaries), taken as a whole, would be unable to perform its payment obligations under the Term Loan Facility.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties thereunder shall be administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Parent Guarantor, the Borrower and their Subsidiaries. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, (c) except as expressly set forth herein, the Administrative Agent shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender, any credit or other information relating to the Parent Guarantor, the Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, (d) the Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, (e) the Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Parent Guarantor, the Borrower or a Lender and (f) the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent that expressly refer to the matters described therein being acceptable or satisfactory to the Administrative

Agent. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Syndication Agent and no Documentation Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed (or otherwise authenticated) or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and shall not incur any liability for relying thereon and each of the Parent Guarantor, the Borrower and the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Guarantor and the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties hereunder or under any other Loan Document and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation of the Administrative Agent.

(a) The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that no such consultation with the Borrower shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor

Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring (or removed) Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring (or removed) Administrative Agent’s resignation (or removal) hereunder, the provisions of this Article XI and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring (or removed) Administrative Agent, its sub-agents and their respective Related Parties (i) in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and (ii) after such resignation (or removal) for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Guarantor, the Borrower or any of their Subsidiaries or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender expressly acknowledges that none of the Administrative Agent, any other Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any other Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Parent Guarantor, the Borrower of any of their Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent, such other Agent or such Arranger to any Lender as to any matter, including whether the Administrative Agent, such other Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender acknowledges and agrees that (a) this Agreement sets forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Parent Guarantor, the Borrower or their Subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law, (c) it has, independently and without reliance upon the Administrative Agent, any other Agent, any Arranger or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party and to make, acquire or hold Loans hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Parent Guarantor, the Borrower or any of their Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Parent Guarantor, the Borrower or any of their Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Agents nor any Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Parent Guarantor or the Borrower (or any of their Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent Guarantor, the Borrower or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Guarantors. Each Lender hereby irrevocably authorizes the Administrative Agent to, at its option and in its sole discretion, and upon the request of the Borrower, the Administrative Agent, at the Borrower’s expense, shall, release any Guarantor from the Guaranty Agreement pursuant to the terms hereof or thereof. Each Lender hereby irrevocably authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of guarantees or other documents reasonably requested by the Borrower in connection with (A) the events described in the preceding sentence and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with Section 9.06. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under any Guaranty pursuant to this Section 11.10.

Section 11.11 The Arrangers, the Documentation Agents and the Syndication Agents. The Arrangers, the Documentation Agents and the Syndication Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their respective capacities as Lenders hereunder.

Section 11.12 Erroneous Payments.

(a) Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (any such Lender or other recipient (but excluding the Parent Guarantor and its Subsidiaries), a “Payment Recipient”), whether or not in respect of an obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Payment Recipient receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Payment Recipient in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Payment Recipient irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Payment Recipient promptly upon determining that any payment made to such Payment Recipient comprised, in whole or in part, a Rescindable Amount.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.01; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including internet and intranet websites and the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each other Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent Guarantor, the Borrower or any of the Restricted Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 3.02(g) and Section 3.03(b) with respect to the implementation of a Successor Rate, neither this Agreement nor any provision hereof nor the Guaranty Agreement nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent Guarantor, the Borrower and the Majority Lenders and acknowledged by the Administrative Agent or by the Parent Guarantor, the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone or extend the Termination Date or any Maturity Date, in each case under this clause (iii) without the written consent of each Lender affected thereby, (iv)(A) change Section 2.06(b), Section 4.01(b), Section 4.01(c) or Section 10.02(c) in a manner that would alter (1) the pro rata reduction of the total Commitments or pro rata sharing of payments, as applicable, required thereby, or (2) with respect to Section 10.02(c), the order of the application of payments set forth therein, (B) subordinate any of the Indebtedness owed to the Lenders in right of payment to any other Debt or otherwise adversely affect the priority of payment of any of such Indebtedness in any material respect or (C) if at any time the Indebtedness owed to the Lenders under the Loan Documents is secured by Liens, subordinate any such Liens (excluding any Liens that the Administrative Agent is authorized to release or subordinate pursuant to the express terms of the Loan Documents) to Liens securing any other Debt, in each case under this clause (iv) without the written consent of each Lender; (v) waive or amend Section 6.01 without the written consent of each Lender; (vi) release the Parent Guarantor without the written consent of each Lender (provided, however, that for the avoidance of doubt, the release of any Guarantor (other than the Parent Guarantor) pursuant to the definition of “Guarantor” shall not require notice to, or vote or consent of, any Lender, Lender Swap Party, Cash Management Provider, or any other holder of Indebtedness) or (vii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or another Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Agent or such other Agent, as the case may be. Notwithstanding the foregoing, (I) [reserved], (II) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended or amounts owed to such Lender reduced, or the final maturity thereof extended without the consent of such Lender, and any amendment to further restrict the voting rights of Defaulting Lenders shall require the consent of all Lenders and (III) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay, whether or not the Funding Date occurs, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel (in the case of fees, disbursements and other charges of counsel, limited to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and, if reasonably necessary, of one local counsel in any relevant jurisdiction) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (IN THE CASE OF FEES, DISBURSEMENTS AND CHARGES OF COUNSEL, LIMITED TO THE REASONABLE AND DOCUMENTED FEES, DISBURSEMENTS AND OTHER CHARGES OF ONE COUNSEL TO ALL INDEMNITEES, TAKEN TOGETHER (AND, IF REASONABLY NECESSARY, ONE LOCAL COUNSEL IN ANY RELEVANT JURISDICTION AND, SOLELY IN THE CASE OF AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST, OF ONE ADDITIONAL COUNSEL (AND, IF REASONABLY NECESSARY, ONE ADDITIONAL LOCAL COUNSEL IN ANY RELEVANT JURISDICTION) FOR ALL AFFECTED INDEMNITEES TAKEN TOGETHER)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR

THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE PARENT GUARANTOR, THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE PARENT GUARANTOR, THE BORROWER OR ANY OTHER GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PARENT GUARANTOR, THE BORROWER AND THE RESTRICTED SUBSIDIARIES BY THE PARENT GUARANTOR, THE BORROWER AND THE RESTRICTED SUBSIDIARIES, (vii) THE TRANSACTIONS, (viii) VIOLATION OF ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT GUARANTOR, THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT GUARANTOR, THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT GUARANTOR, THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (x) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT GUARANTOR, THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR (xi) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (i) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR ANY OF ITS RELATED PARTIES, (ii) THE MATERIAL BREACH BY SUCH INDEMNITEE OR ANY OF ITS RELATED PARTIES OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS OR (iii) ANY DISPUTE SOLELY AMONG INDEMNITEES (NOT ARISING AS A RESULT OF ANY ACT OR OMISSION BY THE PARENT GUARANTOR, THE BORROWER OR ANY OF THEIR SUBSIDIARIES) OTHER THAN CLAIMS AGAINST AN INDEMNITEE IN ITS CAPACITY OR AS A RESULT OF FULFILLING ITS ROLE AS AN AGENT, BOOKRUNNER, ARRANGER OR ANY OTHER SIMILAR ROLE HEREUNDER. IN THE CASE OF AN INVESTIGATION, LITIGATION OR PROCEEDING TO WHICH THE INDEMNITY IN THIS PARAGRAPH APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR

PROCEEDING IS BROUGHT BY THE PARENT GUARANTOR OR THE BORROWER OR THEIR RESPECTIVE EQUITYHOLDERS OR CREDITORS OR ANY OTHER THIRD PARTY OR AN INDEMNITEE, WHETHER OR NOT AN INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS ARE CONSUMMATED.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or Arranger, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Arranger in its capacity as such.

(d) To the extent permitted by applicable law, each of the Borrower, the Parent Guarantor and their Subsidiaries shall not assert, and hereby waives, any claim against the Administrative Agent, any other Agent, any Arranger and any Lender, and any Related Party of any of the foregoing Persons, on any theory of liability (whether direct or indirect, in contract or tort or otherwise), for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than three days after written demand therefor.

(f) The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(g) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER

MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the internet, except to the extent that such liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the negligence or willful misconduct of such Agent Party or breach of its material obligations under any Loan Document by such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Lender agrees that the Administrative Agent or the Arrangers may, but shall not be obligated to, store any Borrower Materials on the Platform in accordance with its customary document retention procedures and policies.

(h) Documents required to be delivered pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than in connection with a transaction permitted under Section 9.05, (i) the Parent Guarantor and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, such consent not to be unreasonably withheld (and any attempted assignment or transfer by the Parent Guarantor or the Borrower in violation of this Section 12.04(a)(i) shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender or, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; provided further, if at the end of fifteen (15) calendar days after the Borrower has received a request for such approval, the Borrower has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of such assignment; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (or an Affiliate of a Lender or an Approved Fund) with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and treating contemporaneous assignments to related Approved Funds as a single assignment) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of a Lender’s Commitment or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment or Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment shall be made to (I) the Borrower or any of the Borrower’s Subsidiaries or Affiliates, (II) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (II) or (III) any natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent Guarantor, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of, or notice to, the Parent Guarantor, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) any Defaulting Lender, (y) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (z) the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Guarantor, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Parent Guarantor and the Borrower agree that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and Section 12.04(b) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Parent Guarantor, the Borrower or any of the Restricted Subsidiaries to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) Notwithstanding anything to the contrary in this Section 12.04, (i) the written consent of Borrower (such consent to be provided in the Borrower’s sole discretion) shall be required for any assignment or participation (other than assignments by a Lender to any of its Affiliates) prior to the expiration of the Certain Funds Period and (ii) except in the case of any assignments among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, in connection with any assignment of Commitments prior to the expiration of the Certain Funds Period by a Lender to any of its Affiliates in accordance with clause (i) of this paragraph, the assigning Lender shall not be relieved of its obligations (as in effect immediately prior to giving effect to such assignment) to fund Loans in respect of its Commitments pursuant to this Agreement without the prior written consent of Borrower (such consent to be provided in the Borrower’s sole discretion).

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Parent Guarantor, the Borrower and any other Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 5.01, 5.02, 5.03 and 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Parent Guarantor and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(d) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signature. The Company, the Parent Guarantor, the Administrative Agent and the Lenders agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, the Parent Guarantor and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower, the Parent Guarantor and each Lender hereby waive (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent Guarantor, the Borrower or any of the Restricted Subsidiaries against any of and all the obligations of the Parent Guarantor, the Borrower or any of the Restricted Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Parent Guarantor, the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of Sitio and its subsidiaries in the Sitio Acquisition Agreement and whether as a result of any inaccuracy thereof the Borrower or VEI (or any of their respective affiliates or subsidiaries) have the right to terminate their obligations under the Sitio Acquisition Agreement, or decline to consummate the Sitio Acquisition, as a result of a breach of such representations and warranties in the Sitio Acquisition Agreement, (y) the determination of whether the Sitio Acquisition has been consummated in accordance with the terms of the Sitio Acquisition Agreement and (z) the interpretation of the definition of Company Material Adverse Effect (as defined in the Sitio Acquisition Agreement) and whether a Company Material Adverse Effect (as defined in the Sitio Acquisition Agreement) has occurred and is continuing shall, in each case, be governed by, and construed in accordance with, the internal Laws (as defined in the Sitio Acquisition Agreement) of the State of Delaware, without regard to the Laws (as defined in the Sitio Acquisition Agreement as in effect on the date hereof) of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES EXCEPT FOR ANY SUCH SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES FOR WHICH THE BORROWER HAS INDEMNIFIED AN INDEMNITEE PURSUANT TO SECTION 12.03; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent Guarantor, the Borrower or any of their Subsidiaries, (i) on a confidential basis to (i) any rating agency in connection with rating Parent Guarantor or its Subsidiaries or the Term Loan Facility or (ii) the CUSIP

Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility or (j) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents. For the purposes of this Section 12.11, “Information” means all information received from the Parent Guarantor, the Borrower or any of their Subsidiaries relating to the Parent Guarantor’s, the Borrower’s or any of their Subsidiaries’ businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent Guarantor, the Borrower or any of their Subsidiaries; provided that, in the case of information received from the Parent Guarantor, the Borrower or any of their Subsidiaries after the date hereof, such information is hereby deemed at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Maximum Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Maximum Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Maximum Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Maximum Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Swap Agreements. The Borrower hereby guarantees the payment and performance of all Indebtedness of each other Loan Party and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefiting Guarantor in order for such Benefiting Guarantor to honor its obligations under the Guaranty Agreement, including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 12.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.14, or otherwise under this Agreement or any other Loan Document, as it relates to such Benefiting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Borrower under this Section 12.14 shall remain in full force and effect until all Indebtedness is paid in full, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 12.14 constitute, and this Section 12.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefiting Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, the Parent Guarantor, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 USA PATRIOT Act Notice and Beneficial Ownership Regulation. Each Lender hereby notifies the Parent Guarantor and the Borrower that pursuant to the requirements of the USA PATRIOT Act, the Beneficial Ownership Regulation and/or any other applicable Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Parent Guarantor, the Borrower, and each Restricted Subsidiary, which information includes the name, tax identification number and address of the Parent Guarantor and the Borrower and other information that will allow such Lender to identify the Parent Guarantor and the Borrower in accordance with the USA PATRIOT Act, the Beneficial Ownership Regulation or such Anti-Money Laundering Laws.

Section 12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each Guarantor and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) each of the Borrower and the Guarantors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and the Guarantors are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any Guarantor or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, any Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantors and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any Guarantor or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, the Parent Guarantor and any other Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.19 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, any other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subSection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, any other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that neither the Administrative Agent, any other Agent nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, or administration and performance of the Loans, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.20 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.20, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841 (k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VIPER ENERGY PARTNERS LLC, as the Borrower

By:	/s/ Teresa L. Dick
Name: Teresa L. Dick Title: Chief Financial Officer, Executive Vice President and Assistant Secretary

VIPER ENERGY, INC., as the Parent Guarantor

By:	/s/ Teresa L. Dick
Name: Teresa L. Dick Title: Chief Financial Officer, Executive Vice President and Assistant Secretary

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

GOLDMAN SACHS BANK USA, as the Administrative Agent and a Lender

By:	/s/ Andrew Vernon
Name: Andrew Vernon Title: Authorized Signatory

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Robert Downey
Name: Robert Downey
Title: Vice President

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

TRUIST BANK, as a Lender,

By:	/s/ Greg Krablin
Name: Greg Krablin
Title: Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Michael Real
Name: Michael Real
Title: Managing Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a Lender,

By:	/s/ Greg Smothers
Name: Greg Smothers
Title: Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

SCOTIA FINANCING (USA) LLC, as a Lender,

By:	/s/ Michelle Phillips
Name: Michelle Phillips
Title: President & CEO

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Lender,

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis Title: Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Jason Groll
Name: Jason Groll Title: Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

CITIBANK, N.A., as a Lender,

By:	/s/ Todd Mogil
Name: Todd Mogil
Title: Vice President

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

MIZUHO BANK, LTD., as a Lender,

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender,

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

ROYAL BANK OF CANADA, as a Lender,

By:	/s/ Drew Tolson
Name: Drew Tolson
Title: Authorized Signatory

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender,

By:	/s/ Liana Chernysheva
Name: Liana Chernysheva
Title: Authorized Signatory

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Ryan Watson
Name: Ryan Watson
Title: Senior Vice President

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

BOKF, NA DBA BANK OF OKLAHOMA, as a Lender,

By:	/s/ John Krenger
Name: John Krenger
Title: SVP, Director

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

COMERICA BANK, as a Lender,

By:	/s/ Cassandra Lucas
Name: Cassandra Lucas
Title: Vice President

[Signature Page to Viper Energy Partners LLC Term Loan Credit Agreement]

ANNEX I

COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
Goldman Sachs Bank USA	8.462500000%	$42,312,500.00
PNC Bank, National Association	8.462500000%	$42,312,500.00
Truist Bank	8.462500000%	$42,312,500.00
Wells Fargo Bank, National Association	8.462500000%	$42,312,500.00
Bank of America, N.A.	5.850000000%	$29,250,000.00
Scotia Financing (USA) LLC	5.850000000%	$29,250,000.00
Barclays Bank PLC	5.850000000%	$29,250,000.00
Capital One, National Association	5.850000000%	$29,250,000.00
Citibank, N.A.	5.850000000%	$29,250,000.00
Mizuho Bank, Ltd.	5.850000000%	$29,250,000.00
Morgan Stanley Bank, N.A.	5.850000000%	$29,250,000.00
Royal Bank Of Canada	5.850000000%	$29,250,000.00
The Toronto-Dominion Bank, New York Branch	5.850000000%	$29,250,000.00
U.S. Bank National Association	5.850000000%	$29,250,000.00
BOKF, NA dba Bank of Oklahoma	3.825000000%	$19,125,000.00
Comerica Bank	3.825000000%	$19,125,000.00

Total	100.000000000%	$500,000,000.00

SCHEDULE 12.01

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

[ON FILE WITH ADMINISTRATIVE AGENT]

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, VIPER ENERGY PARTNERS LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [ ] (the “Lender”), at the principal office of GOLDMAN SACHS BANK USA (the “Administrative Agent”), the principal sum of [ ] dollars ($[ ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Term Loan Credit Agreement dated as of July 23, 2025 among the Parent Guarantor, the Borrower, the Administrative Agent and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Viper Energy Partners LLC

By:
Name:
Title:

EXHIBIT B

FORM OF LOAN NOTICE

[ ], 20[ ]

To: Goldman Sachs Bank USA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 23, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Viper Energy, Inc., Viper Energy Partners LLC (the “Borrower”), the Lenders from time to time party thereto, and Goldman Sachs Bank USA, as Administrative Agent.

The undersigned hereby requests:

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Date	Indicate: Requested Amount	Indicate: ABR Loan or SOFR Loan	For SOFR Loans Indicate: Interest Period

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

VIPER ENERGY PARTNERS LLC, as the Borrower

By:
Name:
Title:

EXHIBIT C

[RESERVED]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[     ], 20[ ]

The undersigned hereby certifies that he/she is the [ ] of Viper Energy, Inc., a Delaware limited liability company (the “Parent Guarantor”), and the [] of Viper Energy Partners LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Parent Guarantor and the Borrower. With reference to the Term Loan Credit Agreement dated as of July 23, 2025 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Parent Guarantor, the Borrower, Goldman Sachs Bank USA, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The representations and warranties of the Parent Guarantor and the Borrower contained in Article VII of the Agreement and in the other Loan Documents and otherwise made in writing by or on behalf of the Parent Guarantor and the Borrower pursuant to the Agreement and the other Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b) The Parent Guarantor and the Borrower have performed and complied with all agreements and conditions contained in the Agreement and in the other Loan Documents required to be performed or complied with by them prior to or at the time of delivery hereof [or specify default and describe].

(c) Since December 31, 20[ ]1, no change has occurred in the condition, financial or otherwise, of the Parent Guarantor, the Borrower or any Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect [or specify event].

(d) There exists no Default or Event of Default [or specify Default and describe].

(e) Attached hereto are the detailed computations necessary to determine whether the Parent Guarantor and the Borrower are in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [ ].

[1]	Specify date of last audited financials.

EXECUTED AND DELIVERED as of the date first written above.

VIPER ENERGY PARTNERS LLC

By:
Name:
Title:

VIPER ENERGY, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]4]

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[4]	Select as applicable.

3.	Borrower: Viper Energy Partners LLC

4.	Administrative Agent: Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.

Credit Agreement: The Term Loan Credit Agreement dated as of July 23, 2025 among Viper Energy Partners LLC, Viper Energy, Inc., the Lenders parties thereto, Goldman Sachs Bank USA, as Administrative Agent, and the other agents parties thereto, together with all amendments, restatements, supplements or other modifications thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment for all Lenders[8]	Amount of Commitment Assigned	Percentage Assigned of Commitment[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

Effective Date: ____________________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]
By:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][12] Accepted:

GOLDMAN SACHS BANK USA, as
Administrative Agent

By
Title:

[Consented to:][13]

VIPER ENERGY PARTNERS LLC

By
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee.

A. [The][Each] Assignee represents and warrants that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and

B. [The][Each] Assignee agrees that: (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes and Foreign Lenders That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is Not A Partnership)

Reference is hereby made to the Term Loan Credit Agreement dated as of July 23, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Viper Energy Partners LLC, as Borrower, Viper Energy, Inc., as Parent Guarantor, Goldman Sachs Bank USA, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations (other than the representation that such Lender is the sole record owner, which is given by the Lender) is given with respect to the person treated as such Lender’s regarded owner for United States federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes and Foreign Participants That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is Not A Partnership)

Reference is hereby made to the Term Loan Credit Agreement dated as of July 23, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Viper Energy Partners LLC, as Borrower, Viper Energy, Inc., as Parent Guarantor, Goldman Sachs Bank USA, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations (other than the representation that such Participant is the sole record owner, which is given by the Participant) is given with respect to the person treated as such Participant’s regarded owner for United States federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes and Foreign Participants That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is A Partnership)

Reference is hereby made to the Term Loan Credit Agreement dated as of July 23, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Viper Energy Partners LLC, as Borrower, Viper Energy, Inc., as Parent Guarantor, Goldman Sachs Bank USA, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3) (B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations (other than the representation that such Participant is the sole record owner, which is given by the Participant) is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes and Foreign Lenders That Are Disregarded Entities For U.S. Federal Income Tax Purposes Whose Owner, For U.S. Federal Income Tax Purposes, Is A Partnership)

Reference is hereby made to the Term Loan Credit Agreement dated as of July 23, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Viper Energy Partners LLC, as Borrower, Viper Energy, Inc., as Parent Guarantor, Goldman Sachs Bank USA, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations (other than the representation that such Lender is the sole record owner, which is given by the Lender) is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]